UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PACIFIC SPORTS EXCHANGE INC.
(Exact name of registrant as specified in its charter)

Delaware	83-1189007
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2149 Rio De Janeiro Ave, Punta Gorda, FL	33983
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock,

par value $0.001 per share

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

We are authorized to issue 220,000,000 shares of capital stock, which consists of 200,000,000 shares of Common Stock, par value $0.001 per share and 20,000,000 shares of Preferred Stock, par value $0.001.

As of the date hereof we have 14,375,000 shares of Common Stock issued and outstanding, which are held by approximately 33 shareholders and no shares of Preferred Stock issued and outstanding.

There is currently no established public trading market for our shares of Common Stock.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of shareholders of our Company. All shareholders are entitled to share equally in dividends, if any as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. Shareholders do not have cumulative or preemptive rights.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have no outstanding warrants to purchase shares of our Common Stock.

Options

We have not issued and have no outstanding options to purchase shares of our Common Stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our Common Stock.

* * * * *

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The foregoing description of the Common Stock does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation, which are filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Incorporation (incorporated by reference to exhibit 3.1 on form S-1/A filed on September 30, 2019)
3.2	Bylaws (incorporated by reference to exhibit 3.2 on form S-1/A filed on September 30, 2019)

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 SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 9, 2022	PACIFIC SPORTS EXCHANGE INC.

	By:	Timothy Conte
Timothy Conte
Chief Executive Officer

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